Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Thousands of Dollars, Except Share Information)	2024	2023	2024	2023
Operating Revenues	$2,533,522	$2,629,342	$5,866,097	$6,424,985

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	841,431	1,161,067	2,077,387	3,064,313
Operations and Maintenance	464,424	427,290	927,388	881,852
Depreciation	354,591	319,995	694,505	632,949
Amortization	(114,137)	(218,422)	(116,462)	(294,481)
Energy Efficiency Programs	145,288	145,823	358,767	368,774
Taxes Other Than Income Taxes	239,427	232,927	476,042	461,344
Total Operating Expenses	1,931,024	2,068,680	4,417,627	5,114,751
Operating Income	602,498	560,662	1,448,470	1,310,234
Interest Expense	271,316	207,313	522,064	401,858
Impairment of Offshore Wind Investment	—	401,000	—	401,000
Other Income, Net	115,285	94,875	206,315	183,857
Income Before Income Tax Expense	446,467	47,224	1,132,721	691,233
Income Tax Expense	109,246	29,922	271,772	180,893
Net Income	337,221	17,302	860,949	510,340
Net Income Attributable to Noncontrolling Interests	1,880	1,880	3,759	3,759
Net Income Attributable to Common Shareholders	$335,341	$15,422	$857,190	$506,581

Basic Earnings Per Common Share	$0.95	$0.04	$2.44	$1.45

Diluted Earnings Per Common Share	$0.95	$0.04	$2.43	$1.45

Weighted Average Common Shares Outstanding:
Basic	353,212,378	349,462,359	351,964,747	349,339,752
Diluted	353,419,658	349,729,982	352,208,440	349,670,996

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.